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                                                                      EXHIBIT 11

                 WORLDCORP, INC. AND CONSOLIDATED SUBSIDIARIES

                CALCULATIONS OF EARNINGS (LOSS) PER COMMON SHARE

                      For the Three Months Ended March 31,
                        (in thousands except share data)
                                  (Unaudited)

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
                                                                       1994                                  1993
                                                            -----------------------------         -----------------------------
                                                                                   Fully                                 Fully
                                                            Primary               Diluted         Primary               Diluted
                                                            -------               -------         -------               -------
Earnings (loss) from continuing operations             $     15,596           $    15,596    $   (14,188)          $   (14,188)

Plus: assumed interest expense reduction
      from conversion of convertible debt                        --                 1,137              --                    --

Plus: assumed interest expense reduction
      due to retirement of subordinated notes
      with excess proceeds from exercise of
      options and warrants                                      382                   382              --                    --
                                                        -----------           -----------      ----------            ----------

 Net earnings (loss) applicable to
  common stock                                         $     15,978           $    17,115    $   (14,188)          $   (14,188)
                                                        ===========            ==========      ==========            ==========

Weighted average common shares
 outstanding                                             15,170,020            15,170,020      14,214,093            14,214,093

Weighted average options and warrants
 treated as common stock equivalents                      1,930,842             1,930,842              --                    --

Weighted average other dilutive securities                       --             5,877,034              --                    --
                                                        -----------            ----------      ----------            ----------

Primary and fully diluted number of shares              17,100,862             22,977,896      14,214,093            14,214,093
                                                        ==========             ==========      ==========            ==========

 Net earnings (loss) per share of
   common stock                                        $      0.93            $      0.74    $     (1.00)          $     (1.00)
                                                        ==========             ==========      ==========            ==========
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